Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

         Michael D. West and Judith Segall certify that:

         1.        They are the President and Secretary, respectively, of BioTime, Inc., a California corporation.

         2.        Article THREE of the Articles of Incorporation of the corporation is amended to read as follows:

THREE:  The corporation is authorized to issue two classes of shares, which shall be designated "Common Shares" and "Preferred Shares".  The number of Common Shares which the corporation is authorized to issue is 125,000,000, and the number of Preferred Shares which the corporation is authorized to issue is 2,000,000. The Preferred Shares may be issued in one or more series as the board of directors may by resolution designate.  The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon the Preferred Shares as a class, or upon any wholly unissued series of Preferred Shares.  The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Shares subsequent to the issue of shares of that series.

         3.        The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

         4.        The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902 of the Corporations Code.  The total number of outstanding Common Shares of the corporation entitled to vote with respect to the amendment was 53,361,825.  The number of Common Shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the outstanding Common Shares entitled to vote.  There are no Preferred Shares of the corporation issued and outstanding.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at Alameda, California on May 21, 2013.

/s/Michael D. West
Michael D. West, President

/s/Judith Segall
Judith Segall, Secretary